Exhibit 6.31

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Separation Agreement”) is made by and between PAUL SCARDINO, an individual (“SCARDINO”), and RETICULATE MICRO, INC., a Nevada corporation (the “Company”). SCARDINO and the Company are referred to herein collectively as the “Parties” and each individually as a “Party”.

Recitals:

A. SCARDINO and the Company entered into an employment agreement dated January 1, 2024 (the “Employment Agreement”), pursuant to which SCARDINO was employed as Executive Vice President of Sales and Reticulate Space business segment Chief Strategy Officer (CSO) of the Company.

B. Effective as of December 09, 2024, your position of “Executive Vice President of Sales and Reticulate Space business segment Chief Strategy Officer (CSO) “is permanently eliminated at the Company.

C. The Parties are entering into this Separation Agreement to amicably and finally settle and resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands, whether known or unknown, that SCARDINO may have against the Company and any of the other Company Releasees (as that term is defined in Section 4 below), including, but not limited to, any and all claims arising out of or in any way related to SCARDINO’s employment with the Company as its Executive Vice President of Sales and Reticulate Space business segment Chief Strategy Officer (CSO) or otherwise, his service an employee or consultant, or his separation from the Company.

Agreed Terms:

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Separation of SCARDINO from the Company. The Parties acknowledge and agree permanent elimination of the role “Executive Vice President of Sales and Reticulate Space business segment Chief Strategy Officer (CSO)” are not the result of any disagreement between SCARDINO and the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

2. Continuous vesting of stock options.

(a) In consideration of SCARDINO entering into, and not revoking his acceptance of, and compliance with, this Separation Agreement, including his waiver and release of claims and covenant not to sue in Section 5 below, the Company will continue to vest any unvested options in original vesting schedule (Vesting detail in Appendix A)

(b) In addition to any other conditions set forth in this Separation Agreement, SCARDINO’s entitlement to the unvested options is conditioned on his compliance with each and every provision of this Separation Agreement and that, if in the good-faith judgment of the Company he has breached any material provision of this Separation Agreement, the Company will be entitled to forfeit unvested options that has been vested as of the date of such breach, and cancel any portion of the future vesting schedule.

3. No Additional Benefits. Other than as set forth in this Separation Agreement, SCARDINO expressly acknowledges and agrees that he is not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company Releasees (as that term is defined in Section 4 below), or any of them, including but not limited to any salary, wages, bonus, benefits, or pay for paid time off or sick leave, and SCARDINO expressly acknowledges and agrees that no representations or promises to the contrary have been made to him.

4. Company’s Release of Claims and Covenant Not to Sue.

(a) Provided that SCARDINO agrees to and accepts the terms of this Separation Agreement and does not revoke his acceptance pursuant to Section 14 below, the Company, with the intention of binding itself and its predecessors, direct and indirect affiliates, related companies, successors and assigns (collectively, the “Company Releasors” and each a “Company Releasor”), hereby releases, waives and forever discharges SCARDINO, his heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “SCARDINO Releasees”), from, and hereby acknowledges full accord and satisfaction of, any and all known claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Company Releasors, or any of them, ever had, now has or hereafter may have against any of the SCARDINO Releasees, or any of them, up to and including the date SCARDINO executes this Separation Agreement.

By entering into this Separation Agreement, the Company represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute, ordinance, or common law theory under which it releases claims is not intended by SCARDINO or the Company to limit, diminish or impair in any way the Company’s intended and actual release of all known claims, demands, causes of action, and liabilities of any kind whatsoever against the SCARDINO Releasees.

It is understood that the Company’s release of claims does not serve to waive any rights or claims (i) that, pursuant to law, cannot be waived or subject to a release of this kind or (ii) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement.

(b) Covenant Not to Sue. Provided that SCARDINO agrees to and accepts the terms of this Separation Agreement and does not revoke his acceptance pursuant to Section 14 below, the Company, with the intention of binding itself and the other Company Releasors, agrees, to the fullest extent permitted by law, that at no time subsequent to the date SCARDINO executes this Separation Agreement will the Company Releasors, or any of them, pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any know charge, claim or action of any kind, nature and character whatsoever, that the Company Releasors, or any of them, may now have, have ever had, or may in the future have against the SCARDINO Releasees, or any of them, that is based in whole or in part on any claim, demand, cause of action, or liability released by the Company Releasors, or any of them, pursuant to this Separation Agreement.

(c) THE RELEASE OF CLAIMS AND COVENANT NOT TO SUE SET FORTH ABOVE IN THIS SECTION 4 DO NOT APPLY TO ANY UNKNOWN COMPANY RELEASOR CLAIM. An “Unknown Company Releasor Claim” is a claim that a Company Releasor does not know or suspect to exist in its favor at the time of the release of the SCARDINO Releasees that, if known by the Company Releasor, would have materially affected the settlement with SCARDINO reflected in this Separation Agreement.

(d) By signing this Separation Agreement, the Company represents and warrants that (i) it has full power and authority to release the claims that are being released in this Section 4 and (ii) none of those claims has been assigned to any other individual or entity.

5. SCARDINO’s Release of Claims and Covenant Not to Sue.

(a) Release of Claims. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Continuous vesting of stock options, and the agreements of the Company contained in this Separation Agreement, SCARDINO, with the intention of binding himself, his heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “SCARDINO Releasors” and each individually a “SCARDINO Releasor”), hereby releases, waives and forever discharges the Company Releasees (as defined below) from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the SCARDINO Releasors, or any of them, ever had, now have or hereafter may have against the Company Releasees, or any of them, up to and including the date SCARDINO executes this Separation Agreement.

Without limiting the generality of the foregoing, the SCARDINO Releasors hereby release and forever discharge the Company Releasees from:

(i) any and all claims relating to or arising from SCARDINO’s employment with the Company, service as an officer of the Company, the terms and conditions of his employment and service as an officer of the Company, and the termination of his employment and service as an officer of the Company;

(ii) any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Genetic Information Nondiscrimination Act of 2008, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, including as such laws have been or may be amended;

(iii) any and all claims for employee benefits, including, without limitation, any and all claims under the federal Employee Retirement Income Security Act of 1974, including as such law has been or may be amended; provided, however, that nothing in this Section 5 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which SCARDINO may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v) any and all claims for monetary recovery, including, without limitation, monetary recovery or awards as may be provided by statute, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, SCARDINO represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute, ordinance, or common law theory under which he releases claims is not intended by SCARDINO or the Company to limit, diminish or impair in any way SCARDINO’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company Releasees.

It is understood that this release of claims does not serve to waive any rights or claims that, pursuant to law, cannot be waived or subject to a release of this kind, such as: (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable welfare, retirement and/or pension plans; (iii) rights to defense and indemnification, if any, from the Company for actions taken by SCARDINO in the course and scope of SCARDINO’s employment with the Company; (iv) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; or (v) the right to file a charge with an administrative agency or participate in an agency investigation; provided, however, that SCARDINO hereby waives his right to recover any money in connection with such charge or investigation. Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, SCARDINO’s right pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of this Separation Agreement’s waiver of claims under the Age Discrimination in Employment Act.

(b) Covenant Not to Sue. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Continuous vesting of stock options, and the agreements of the Company contained in this Separation Agreement, SCARDINO, with the intention of binding himself and the other SCARDINO Releasors, agrees, to the fullest extent permitted by law, that at no time subsequent to the date SCARDINO executes this Separation Agreement will the SCARDINO Releasors, or any of them, pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, that the SCARDINO Releasors, or any of them, may now have, have ever had, or may in the future have against the Company Releasees, or any of them, that is based in whole or in part on any claim, demand, cause of action, or liability released by the SCARDINO Releasors, or any of them, pursuant to this Separation Agreement.

(c) For purposes of this Agreement, the term “Company Releasees” includes the Company and its predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future directors, officers, members, managers, employees, insurers, attorneys, representatives and agents, whether acting as agents or in their individual capacities, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

(d) IN AGREEING THAT THE WAIVER AND RELEASE OF CLAIMS AND COVENANT NOT TO SUE IN THIS SECTION 5 APPLIES TO ANY AND ALL CLAIMS WHETHER OR NOT NOW KNOWN, SCARDINO UNDERSTANDS THAT THIS MEANS THAT, IF HE LATER DISCOVERS FACTS DIFFERENT FROM OR IN ADDITION TO THOSE FACTS CURRENTLY KNOWN BY HIM, OR BELIEVED BY HIM TO BE TRUE, THE WAIVERS AND RELEASE OF CLAIMS AND COVENANT NOT TO SUE IN THIS SECTION 5 WILL REMAIN EFFECTIVE IN ALL RESPECTS — DESPITE SUCH DIFFERENT OR ADDITIONAL FACTS AND SCARDINO’S LATER DISCOVERY OF SUCH FACTS, EVEN IF HE WOULD NOT HAVE AGREED TO WAIVER AND RELEASE OF CLAIMS AND COVENANT NOT TO SUE IN THIS SECTION 5 IF HE HAD PRIOR KNOWLEDGE OF SUCH FACTS. SCARDINO FURTHER ACKNOWLEDGES THAT TO THE EXTENT THAT ANY APPLICABLE LAW GIVES SCARDINO THE RIGHT NOT TO HAVE THE WAIVER AND RELEASE OF CLAIMS AND COVENANT NOT TO SUE APPLY TO CLAIMS ABOUT WHICH HE IS NOT NOW AWARE, SCARDINO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES HIS RIGHTS UNDER SUCH APPLICABLE LAW.

(e) By signing this Separation Agreement, SCARDINO represents and warrants that (i) he has full power and authority to release the claims that are being released in this Section 5 and (ii) none of those claims has been assigned to any other individual or entity.

6. No Pending or Future Lawsuits. SCARDINO represents and warrants that, as of the date he has executed this Separation Agreement: (a) he has filed no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company Releasees, or any of them, and (b) he does not intend to file any lawsuit, claim, or action on his own behalf or on behalf of any other person or entity against the Company and the Releasees, or any of them.

7. No Obligation to Provide Employment In The Future. By entering into this Separation Agreement, SCARDINO acknowledges and agrees that his services relationship with the Company has been permanently and irrevocably severed. SCARDINO agrees that the Company will not have any obligation at any time in the future to employ him or enter into any other business arrangement of any kind with him. SCARDINO further agrees that if he does seek employment or any other business arrangement with the Company in the future under which he would receive compensation for services to be performed by him, a rejection by the Company of his application or inquiry will not constitute a violation of this Separation Agreement.

8. Company Passwords, Property, and Information. SCARDINO agrees that, no later than three (3) business days after the Effective Date (the “Return Date”), he shall: (a) provide a written list to the Company listing all his passwords and other access credentials to all Company computer programs and systems and accounts (including those with third-party vendors), and (b) return to the Company all Company intellectual property, computer equipment, office keys, credit and telephone cards, ID and access cards, etc., and any and all original and duplicate copies of SCARDINO’s work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, storage drives, and any other materials SCARDINO has in his possession or under his control belonging to the Company, or containing confidential or proprietary information concerning the Company, (including Confidential Information, as that phrase is defined in Section 9 below) in his custody or possession (“Company Property”), regardless of the format, medium or location in which such information is stored, maintained or accessed.

SCARDINO agrees and warrants that, as of the Return Date, (i) he has provided the Company with the listed described in Section 8(a) above; (ii) has returned to the Company all Company Property (including without limitation any and all emails and attachments that SCARDINO emailed to his personal email account from his email account with the Company); (iii) will have not made or taken copies of such Company Property (including without limitation any and all emails and attachments that SCARDINO emailed to his personal email account from SCARDINO’s Company email account); and (iv) will have completely removed all electronically stored Company Property from all storage media in his possession, custody or control, including, without limitation, from his home computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other format or medium in which information can be stored, maintained or accessed. By signing this Separation Agreement, SCARDINO expressly agrees that the Company shall have the right, on demand, to verify through an independent third-party forensic examiner that SCARDINO has not retained Company Property in any form or manner whatsoever, including without limitation in or on any electronic device, phone, PDA, computer, e-mail account, hard drive or cloud storage system, whether or not personal in nature; provided, however, that such third-party forensic examiner will conduct any examination in a manner designed to protect purely personal information or data from disclosure to the Company as a result of the examination. SCARDINO further agrees that the Company shall in addition to any other legal remedies available to it, be entitled to (1) equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief to enforce the provisions of this Section 8.

9. Treatment of Company Confidential Information. SCARDINO acknowledges that, while employed by the Company, he had access to and possessed information and materials that are not publicly available, including, without limitation, information and materials concerning the Company’s client identities, lists or other client information; pricing and billing strategies; personnel matters; personnel decisions made by the firm; proprietary information; marketing, advertising and promotional ideas and strategies; marketing surveys and analyses; technology; marketing plans and research; and methods, techniques, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically or graphically or in writing (“Confidential Information”). Accordingly, SCARDINO agrees never to use or disclose Confidential Information before it has become publicly known, through no fault of his own, unless (i) expressly authorized by an authorized officer of the Company at the direction of the Board of Directors of the Company; or (ii) as required or permitted to be disclosed pursuant to Rule 21F-17(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law, legal process or government regulation. SCARDINO’s nondisclosure obligation under this Section 9 includes, without limitation, statements to individuals or groups, the media, the press, online media sites, and on social media accounts (including, by way of example only, Facebook, LinkedIn, Twitter, Instagram, and the like). SCARDINO also agrees that, if he is ever asked to disclose any Confidential Information pursuant to legal process or otherwise, he will immediately contact an executive officer of the Company in advance of making any such disclosure and cooperate with the Company in order to afford the Company a reasonable opportunity to take any legally permissible actions to contest, limit, remove the basis for, or otherwise address such disclosure.

10. Mutual Non-disparagement.

(a) SCARDINO agrees not to make to any person or entity any false, disparaging, or derogatory comments about Company or any of their parents, subsidiaries and affiliates, or any of their employees, clients, contractors, and agents.

(b) The Company agrees that it will direct its executive management team and Board members not to make to any person or entity any false, disparaging, or derogatory comments about SCARDINO.

(c) Notwithstanding the foregoing provisions of this Section 10, neither the Company nor SCARDINO will be restricted from providing information about the other as required by a court or governmental agency or by applicable law.

NOTWITHSTANDING ANYTHING TO CONTRARY IN THIS SEPARATION AGREEMENT (INCLUDING IN THIS SECTION 10), NOTHING IN THIS SEPARATION AGREEMENT IS INTENDED TO PREVENT SCARDINO FROM: (1) DISCUSSING OR DISCLOSING INFORMATION ABOUT UNLAWFUL ACTS IN THE COMPANY’S WORKPLACE, SUCH AS HARASSMENT OR DISCRIMINATION OR ANY OTHER CONDUCT THAT SCARDINO HAS REASON TO BELIEVE IS UNLAWFUL, OR (2) DISCLOSING FACTUAL INFORMATION RELATED TO SUCH UNLAWFUL ACTS AS PERMITTED OR REQUIRED UNDER APPLICABLE LAW.

11. Consequences of SCARDINO’s Breach of Section 9 or Section 10. SCARDINO acknowledges and agrees that, should he breach any of his obligations in Section 9 or Section 10 of this Separation Agreement, this will constitute a material injury to the Company, and that he will thus be required to forfeit the full amount of the Continuous vesting of stock options back to the Company, as well as pay to the Company any legal fees incurred in addressing these issues, including any other damages and relief to which the Company may be entitled.

12. Interpretation of Restrictions in Section 9 and Section 10 if Found to be Overly Broad. If any restriction on SCARDINO in Section 9 or Section 10 above is found by a court of competent jurisdiction to be unenforceable or invalid because it is for too long a period of time, covers too broad a geographic area, or applies to too great a range of activities, then: (a) the restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable, and (b) the court may modify the restriction so that it extends to the maximum range, the maximum period of time, range of activities, or geographic area as to which it may be enforceable and valid under the law but not beyond.

13. Severability. Subject to Section 12, if at any time after the date of the execution of this Separation Agreement any provision of this Separation Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality, voidness, or unenforceability of such provision shall have no effect upon, and shall not impair the legality and enforceability of, any other provision of this Separation Agreement; provided, however, that if Section 5 is held to be illegal, void, or unenforceable in whole or in part, SCARDINO agrees to promptly execute a legal, valid, and enforceable general release and waiver of claims and covenant not to sue in favor of the Company Releasees equal in scope to those provided in Section 5 and, in the event that such a legal, valid, and enforceable general release and waiver of claims and covenant to sue cannot be obtained, then SCARDINO shall be deemed to have assigned, transferred, and conveyed the claims described in Section 5 to the Company.

14. Voluntary Agreement.

(a) The Company hereby advises SCARDINO to consult with an attorney before executing this Separation Agreement.

(b) SCARDINO has twenty-one (21) days from the day first presented with this Separation Agreement to consider it, execute it, and return it personally or via email, DocuSign, first class U.S. mail, or reputable overnight courier service (e.g., FedEX or UPS) to the Company’s Executive Chairman, Michael Chermak, at Reticulate Micro, Inc., 1023 Olive Ave, Ramona, CA 92065, Chermakm@reticulate.io. To the extent that SCARDINO executes this Separation Agreement before the end of the twenty-one (21) day period, SCARDINO hereby knowingly and voluntarily waives the remainder of that twenty-one (21) day period. If SCARDINO fails to execute and return this Separation Agreement to the Company within the twenty-one (21) day period, then this Separation Agreement will be null and void and of no force or effect.

(c) SCARDINO agrees that, for a period of seven (7) days after he signs this Separation Agreement, he has the right to revoke it by providing written notice of his revocation personally or via email, DocuSign, first class U.S. mail, or reputable overnight courier service (e.g., FedEX or UPS) to the Company’s Executive Chairman at the address listed in Section 14(b). Provided that SCARDINO executes and delivers this Separation Agreement to the Company within the twenty-one (21) day period set forth in Section 14(a) above and does not revoke his acceptance of it within the time period provided in this Section 14(c), this Separation Agreement will become fully effective and enforceable on the first calendar day after the expiration of the seven-day revocation period (the “Effective Date”), provided also that the Company also executes (or has executed) this Separation Agreement. SCARDINO understands that the expiration of the seven-day period after he signs this Separation Agreement confirms that he did not revoke his assent to this Separation Agreement, and, therefore, that it is fully effective and enforceable.

(d) By signing this Separation Agreement, SCARDINO acknowledges and agrees that he:

(i) has carefully read and fully understands all of the provisions of the Separation Agreement (including the provisions in Section 5 concerning his release of claims and covenant not to sue);

(ii) understands that the claims he is releasing and for which he is providing a covenant not to sue under Section 5 include, but are not limited to, claims arising under the federal Age Discrimination in Employment Act;

(iii) knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement (including the provisions in Section 5 concerning his release of claims and covenant not to sue);

(iv) knowingly and voluntarily agrees to be legally bound by this Separation Agreement (including the provisions in Section 5 concerning his release of claims and covenant not to sue);

(v) has been advised to consult with an attorney before signing this Separation Agreement;

(vi) has had an opportunity to consult with an attorney of his own choosing before signing this Separation Agreement;

(vii) has been given at least twenty-one (21) days in which to review and consider this Separation Agreement before signing it; and,

(viii) has been provided under the terms of this Separation Agreement a period of at least seven (7) days following the execution of this Separation Agreement in which SCARDINO may revoke it and that the Separation Agreement shall not become effective or enforceable until that seven (7) day revocation period has expired.

15. Notices. Except as otherwise provided in this Separation Agreement, any notice or other communication required or permitted under this Separation Agreement shall: be in writing; addressed to the Parties as set forth in the signature pages hereof (or to such other address as a Party may designate from time to time); delivered by hand, mail, reputable overnight courier service (e.g., Federal Express or UPS) or email; and be deemed delivered upon its receipt by the other Party.

16. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that a Party has violated any federal, state, or local law, ordinance, regulation, public policy or common law rule, or committed any wrong whatsoever against the other Party. This Separation Agreement shall be deemed to fall within the protection afforded to settlements, compromises, and offers to compromise by applicable law.

17. Complete Agreement. This Separation Agreement represents the complete understanding between SCARDINO and the Company concerning the subject matter of this Separation Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by SCARDINO and the Company. SCARDINO and the Company agree that this Separation Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Separation Agreement.

18. No Oral Modification. This Separation Agreement may only be amended in writing signed by SCARDINO and the Company’s Executive Chairman.

19. Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by SCARDINO and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

20. Successors and Assigns. This Separation Agreement is binding upon, and shall inure to the benefit of, the Company, the Company Releasors, the Company Releasees, SCARDINO, the SCARDINO Releasors, and the SCARDINO Releasees, and its and their respective successors, and assigns.

21. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to SCARDINO or made on his behalf under the terms of this Separation Agreement. SCARDINO agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. SCARDINO further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) SCARDINO’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

22. Authority. The Company represents and warrants that the undersigned representative of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement. SCARDINO represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23. No Representations. SCARDINO represents and warrants that, in entering into this Separation Agreement, he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement.

24. No Waiver. The failure of a Party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or such Party’s failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of by that Party any such terms or conditions.

25. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Separation Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26. Governing Law; Forum Selection. This Separation Agreement is and shall be governed by the laws of the State of Nevada, without regard to its conflict of law principles. Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Separation Agreement, or breach thereof (a “Dispute”), shall be the state and federal courts located in San Diego County, California. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

27. Counterparts. This Separation Agreement may be executed in counterparts and also by facsimile, scan or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Separation Agreement to Be Kept Confidential. The Parties may not disclose the existence of this Separation Agreement or its contents to anyone, except: (a) to a Party’s spouse, attorneys, accountants, officers, executives, or licensed tax advisors, provided they agree to keep it confidential, (b) to a Party’s shareholders, but only to the extent necessary, (c) to government authorities (including but not limited to federal or state securities agencies), but only to the extent necessary or permitted by law, or (d) as required by applicable federal or state laws, including the Exchange Act and the Securities Act of 1933, as amended, and similar state laws.

29. Section Headings. The Section headings (e.g., “Counterparts”) used in this Separation Agreement are inserted for convenience only and shall be disregarded in construing this Separation Agreement.

CONSULT WITH AN ATTORNEY AND READ

THIS SEPARATION AGREEMENT CAREFULLY BEFORE SIGNING IT. BY SIGNING THIS SEPARATION AGREEMENT YOU ARE GIVING UP IMPORTANT LEGAL RIGHTS.

[The remainder of this page is purposefully blank; the execution page follows.]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

COMPANY:

Reticulate Micro Inc.

By:	/s/ Andrew Sheppard
	Name:	Andrew Sheppard
	Title:	CEO and President

Address:
Email:
Date:

SCARDINO:

By:	/s/ Paul Scardino
Name: PAUL SCARDINO

Address:
Email:
Date:

Appendix A

Vesting Schedule of unvested options